UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   FIELDS, BRUCE H.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   OCTOBER 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT, HUMAN RESOURCES
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |10/3/0|S   | |200 *             |D  |$27.50 *   |15 (1) *           |I     |BY CHILDREN                |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |10/3/0|S   | |40 *              |D  |$27.50 *   |2,193 (2) *        |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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(1)  Shares owned by childr|      |    | |                  |   |           |                   |      |                           |
en held by Cust. Bruce H. F|      |    | |                  |   |           |                   |      |                           |
ields.  Reporting          |      |    | |                  |   |           |                   |      |                           |
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       person disclaims ben|      |    | |                  |   |           |                   |      |                           |
eficial ownership of these |      |    | |                  |   |           |                   |      |                           |
securities.  Includes      |      |    | |                  |   |           |                   |      |                           |
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       15 shares thru Co. D|      |    | |                  |   |           |                   |      |                           |
RP Plan as of 10/31/00.  * |      |    | |                  |   |           |                   |      |                           |
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(2)  Includes 1,904 shares |      |    | |                  |   |           |                   |      |                           |
thru Co. ESOP Plan as of 12|      |    | |                  |   |           |                   |      |                           |
/31/99.  *                 |      |    | |                  |   |           |                   |      |                           |
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       Includes 279 shares |      |    | |                  |   |           |                   |      |                           |
thru Co. Supp. ESOP PLAN AS|      |    | |                  |   |           |                   |      |                           |
 OF 9/30/00.  *            |      |    | |                  |   |           |                   |      |                           |
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       Includes 10 shares t|      |    | |                  |   |           |                   |      |                           |
hru Co. DRP Plan as of 10/3|      |    | |                  |   |           |                   |      |                           |
1/00.  *                   |      |    | |                  |   |           |                   |      |                           |
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*      Numbers include and |      |    | |                  |   |           |                   |      |                           |
have been restated to refle|      |    | |                  |   |           |                   |      |                           |
ct 2-for-1 stock           |      |    | |                  |   |           |                   |      |                           |
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       split on 9/12/00.   |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
N. D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
NOVEMBER 3, 2000